Exhibit 5.1

September 5, 2025

Board of Directors

Solid Power, Inc.

486 S. Pierce Avenue, Suite E

Louisville, Colorado 80027

Re:	Solid Power, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to Solid Power, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of shares of the Company’s common stock, par value $0.0001 per share (“Shares”), which may be sold by the Company from time to time and on a delayed or continuous basis, as set forth in the prospectus forming part of the Registration Statement (the “Base Prospectus”), and as may be set forth in one or more supplements to the Base Prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including electronic copies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, we have assumed that (i) the issuance, sale and amount of Shares to be offered from time to time will have been duly authorized and established by proper action of the board of directors of the Company or a duly authorized committee of such board (“Board Action”), consistent with the procedures and terms described in the Registration Statement, in accordance with the Company’s Second Amended and Restated Certificate of Incorporation, as amended and supplemented, and amended and restated bylaws and applicable Delaware law, and in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company; (ii) at the time of offer, issuance and sale of any Shares, the Registration Statement will have become effective under the Securities Act of 1933, as amended (the “Act”), and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) the Shares will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action or authorization by a person or body pursuant to an authorization granted in accordance with Section 152 of the Delaware General Corporation Law, as amended (the “DGCL”), by the Board or duly authorized pricing committee thereof, authorizing such sale and the terms of any applicable underwriting, purchase, sales or distribution agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; and (iv) the Company will remain a Delaware corporation.

This opinion letter is based as to matters of law solely on the applicable provisions of the DGCL. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares, upon due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and nonassessable.

Board of Directors

Solid Power, Inc.

September 5, 2025

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Base Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Polsinelli PC

Polsinelli PC